UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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BAKER HUGHES INCORPORATED
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2929 Allen Parkway, Suite 2100
Houston, Texas 77019-2118
P.O. Box 4740 (77210-4740)
Tel. (713) 439-8122
Fax (281) 582-5905
lee.whitley@bakerhughes.com

Lee Whitley
Corporate Secretary & Sr. Corporate Counsel

March 24, 2014
Dear Stockholder:
Since sending you our Proxy Statement in connection with the Baker Hughes Incorporated 2014 Annual Meeting of Stockholders to be held on April 24, 2014, James W. Stewart has been categorized by a shareholder services provider as an “affiliated outside director” based on the fact that Mr. Stewart formerly served as Chairman of the Board, President and Chief Executive Officer of BJ Services Company until it was acquired by Baker Hughes Incorporated (the "Company") on April 28, 2010. This categorization is based on a policy by the services provider of classifying as non-independent any director that formerly served as CEO of an acquired company during the past five years. For the reasons set forth below, we strongly believe that Mr. Stewart is qualified to serve as an independent director on the Company’s Board of Directors (the “Board”) and on committees of the Board, and the Board unanimously recommends that you vote FOR the election of all director nominees, including Mr. Stewart.
As the former Chairman of the Board, President and Chief Executive Officer of BJ Services Company from 1990 until its acquisition by the Company, Mr. Stewart brings valuable skills, experience and insight to the Board. Mr. Stewart has served on the Board since BJ Services Company was acquired by the Company on April 28, 2010.
Mr. Stewart is independent for the following reasons:

•	The Board has determined that Mr. Stewart satisfies the independence requirements of the NYSE.
•
The Board has determined that Mr. Stewart meets the standards of the Board’s “Policy for Director Independence, Audit/Ethics Committee Members and Audit Committee Financial Expert” that is included in the Company’s Corporate Governance Guidelines. Such policy supplements the NYSE independence requirements.

•
Although Mr. Stewart was an executive officer of BJ Services Company prior to its acquisition by the Company in 2010, at no time since the closing of the acquisition has Mr. Stewart served as an executive officer of the Company.

•
Mr. Stewart received significant stockholder support at the Company's 2013 Annual Meeting of Stockholders when he was elected to the Board to serve for a one-year term with 331,273,761 votes for and 6,561,710 votes withheld.

We are confident that Mr. Stewart is qualified to serve as an independent director and that Mr. Stewart’s employment by BJ Services Company prior to its acquisition by the Company in 2010 does not affect Mr. Stewart’s independent judgment with respect to any matter before our Board or any committee of which Mr. Stewart is a member.
The Board unanimously recommends that you vote FOR the election of all director nominees.

Your vote is important. We ask that you consider the information included in this letter and our Proxy Statement when casting your vote. Thank you for your continued support.
Sincerely,
M. Lee Whitley
Corporate Secretary and Senior Corporate Counsel